Exhibit 10.1

October 19, 2005

Daniel Finnegan

c/o priceline.com Incorporated

800 Connecticut Avenue

Norwalk, CT 06854

Dear Dan;

Congratulations on your promotion to Senior Vice President, Controller and Chief Accounting Officer. In connection with your promotion and as consideration for your execution of the Non-Competition and Non-Solicitation Agreement attached as Exhibit A, we would like to provide you with the following severance agreement (the “Agreement”).

If (i) you terminate your employment with priceline.com Incorporated (the “Company”) for Good Reason (as defined below) or (ii) your employment with the Company is terminated by the Company without Cause (as defined below), you shall be entitled to receive, (A) over a period of twelve (12) months after such termination an amount equal to one (1) times the sum of your base salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the base salary or target bonus, if any, has been decreased in the twelve (12) months prior to the termination, the amount to be used shall be the highest base salary and target bonus, if any, during such twelve (12) month period); (B) any Accrued Amounts (as defined below) at the date of termination; (C) any other amounts or benefits owing to you under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with the terms of such plans and programs; (D) continuation for twelve (12) months following such termination of employment of group health, life and disability insurance benefits as if you were an employee of the Company; and (E) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of your termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which you were employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives.

A termination for Good Reason means a termination by you by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined below).

A “Notice of Termination for Good Reason” shall mean a notice that shall indicate the specific termination provision specified in the definition of Good Reason below relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason.  Your failure to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.  The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

“Accrued Amounts” shall mean any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of base salary earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses.

“Cause,” as used in this Agreement, shall be limited to (i) willful misconduct by you with regard to the Company which has a material adverse effect on the Company; (ii) your willful refusal to attempt to follow the proper written direction of the Board of Directors (the “Board”), the Chief Executive Officer, or the Chief Financial Officer of the Company, provided that the foregoing refusal shall not be “Cause” if you in good faith believe that such direction is illegal, unethical or immoral and promptly so notify the Board, the Chief Executive Officer, or the Chief Financial Officer of the Company (whichever is applicable); (iii) substantial and continuing willful refusal by you to attempt to perform the duties required of you hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board, Chief Executive Officer, or the Chief Financial Officer of the Company which specifically identifies the manner in which it is believed that you have substantially and continually refused to attempt to perform your duties hereunder; or (iv) your being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability).  For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

“Good Reason,” as used in this Agreement, shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances:  (i) any material diminution of your positions, duties or responsibilities (except in connection with the termination of your employment for Cause or as a result of your death, or temporarily as a result of your illness or other absence); (ii) a relocation of the Company’s executive office in Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from your residence at the time of relocation; (iii) any material breach by the Company of any provision of this Agreement; or (iv) failure of any successor of the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder.

For purposes of this Agreement, a bonus in respect of services performed in a fiscal year shall not be considered to be earned until after the Compensation Committee of the Board (the “Committee”) and/or the Board, as applicable, has reviewed the Company’s performance and your performance in respect of such year and has determined the amount of the bonus, if any, to be payable to you in respect of such year’s performance; provided, however, that if you are still employed by the Company as of December 31 of any year, you shall be considered to have earned the bonus in respect of services performed in such year (to the extent that the Committee and/or the Board determine that such bonus would otherwise have been payable to you had you remained employed through the relevant payment date for such bonus) unless your employment is subsequently terminated by the Company for Cause or by you without Good Reason.

Notwithstanding any other provision contained in this Agreement to the contrary, the parties shall, in good faith, take any and all reasonable actions necessary to amend this Agreement to the extent necessary to comply with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, in order to ensure that any amounts paid or payable hereunder are not subject to any additional income taxes thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

Finally, when you joined the Company, you received a grant of 40,000 non-qualified stock options to purchase the Company’s common stock, par value, $0.008 per share  (the “New Hire Stock Options”), and, in connection with your promotion to Senior Vice President, Controller and Chief Accounting Officer, you received a grant of 35,000 non-qualified stock options to purchase the Company’s common stock, par value, $0.008 per share (the “Promotion Stock Options” and, together with the New Hire Stock Options, the “Options”), each option grant with the terms and conditions set forth in the Company’s 1999 Omnibus Plan, as amended.  The New Hire Stock Options shall continue to have, and the Promotion Stock Options shall have, the following accelerated vesting provisions: upon the occurrence of a Change in Control (as defined below), the Options will become fully exercisable and vested on the date that is six (6) months from the date of the Change in Control; provided that you are (a) employed by the Company on the date of the Change in Control and (b) employed by the Company on the date that is six (6) months from the date of the Change in Control.  In the event that you are terminated by the Company without Cause (as defined above) within six (6) months following a Change in Control, the Options will become fully exercisable and vested and will remain exercisable until the date that is six (6) months after such termination, on which date they shall expire.  “Change in Control” has the meaning assigned to it in priceline.com’s 1999 Omnibus Plan, as amended; provided, however, that the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) or acquisition of the Company’s securities by Hutchison Whampoa Limited and/or Cheung Kong (Holdings) Limited shall not give rise to a Change in Control.

This Agreement replaces and supersedes the terms of the offer of employment, dated April 14, 2004, in its entirety.

Thank you for your hard work and dedication to the Company.

Warm regards,	Acknowledged and Agreed:

/s/ Robert J. Mylod Jr.	/s/ Daniel Finnegan
Robert J. Mylod Jr.	Daniel Finnegan

Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is dated October 19, 2005 by and between priceline.com Incorporated, a Delaware corporation (the “Company”), and Daniel Finnegan (the “Employee”).

The parties, intending to be legally bound, agree as follows:

1.                                      ACKNOWLEDGEMENTS

(a)                                  The Employee acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization.  The Employee acknowledges that the Employee is and shall become familiar with the Company’s confidential information, including trade secrets, and that the Employee’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates (as defined below).  The Employee acknowledges that the Company has a legitimate business interest and right in protecting its confidential information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously and irreparably damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  For purposes of this Agreement, “Affiliate” means, with respect to any specified person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person or entity; and “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any person or entity, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(b)                                 The Employee acknowledges (i) that the business of the Company, its subsidiaries and Affiliates will be global in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or any of their respective executives or employees (including, without limitation, the Employee), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world.  In addition, the Employee agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 2, 3 or 4 outweighs any potential harm to the Employee of its enforcement by injunction or otherwise.

(c)                                  The Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the confidential information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future.  The Employee expressly acknowledges and agrees that, especially given the nature and scope of the Company’s business, each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  The Employee further acknowledges that although the Employee’s compliance with the covenants contained in Sections 2, 3 and 4 may prevent the Employee from earning a livelihood in a business similar to the business of the Company, the Employee’s experience and capabilities are such that the Employee has, and will likely continue to have, other opportunities to earn a comparable livelihood and means of support for the Employee and the Employee’s dependents.

2.                                      NON-COMPETITION AND NON-SOLICITATION

(a)                                  The Employee agrees that the Employee shall not, while an employee of the Company, and for the duration of the Restriction Period (as defined below), directly or indirectly, without the prior written consent of the Company:

(i)                                     (A)                              engage in any activities, in any capacity, for or on behalf of or invest in any of the following companies or their successors:  (i) any travel businesses of InterActive Corporation; (ii) Expedia, Hotels.com & Hotwire; (iii) Sabre Group and Travelocity; (iv) Lastminute.com plc; (v) the following companies or divisions owned or controlled by Cendant’s Travel Distribution Services (a subsidiary of Cendant Corporation):  Orbitz, CheapTickets, Lodging.com, the Neat Group and Galileo; (vi) the following on-line travel aggregators: SideStep, Inc. (owner and operator of the website SideStep.com), Mobissimo, Inc. (owner and operator of the website Mobissimo.com), Cheapflights Limited (owner and operator of the website Cheapflights.com), Farechase, Kayak.com, or any substantially similar on-line travel search business; and (vii) on-line travel search businesses of Yahoo!, MSN, AOL or Google;

(B)                                solicit or attempt to solicit any customer or client or actively sought prospective customer or client of the Company or any of its subsidiaries or Affiliates, with respect to the businesses actively operated by the Company or any of its subsidiaries or Affiliates (it being intended that businesses owned but not operated by the Company or any of its subsidiaries or Affiliates, such as, as of the date hereof, the Company’s mortgage business, are not to be covered by this clause (B)), to purchase any travel related goods or services of the type sold by the Company or any of its subsidiaries or Affiliates from anyone other than the Company or any of its subsidiaries or Affiliates; provided, however, that the general advertisement (which shall include, but not be limited to, acting on behalf of an advertising agency or advertising network) for goods or services, other than on behalf of an entity identified in Section 2(a)(i)(A) (i) through (vii) above, shall not violate the terms of this Section 2(a)(i)(B); or

(C)                                assist any person or entity in any way to do, or attempt to do, anything prohibited by (A) or (B) above; or

(ii)                                  (A)                              solicit, recruit or hire to work for you or any organization with which you are connected, any employees of the Company or any of its subsidiaries or Affiliates or any persons who, within one (1) year of such solicitation, recruitment or hire, have worked for the Company or any of its subsidiaries or Affiliates;

(B)                                solicit or encourage any employee of the Company or any of its subsidiaries or Affiliates to leave the services of the Company or any of its subsidiaries or Affiliates; and

(C)                                intentionally interfere with the relationship of the Company or any of its subsidiaries or Affiliates with any person who or which is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or Affiliates; provided, that neither (1) the general advertisement for employees or the general solicitation of employees by a recruiter nor (2) the Employee’s being named as an employment reference for a current or former employee of the Company and responding to ordinary course inquiries made of the Employee by prospective employers of such employee in connection with such reference, shall be deemed a violation of this clause (ii).

The “Restriction Period” means the one-year period following the cessation of the Employee’s employment with the Company for any reason.  The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Employee is in violation of the provisions of this Section 2.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the foregoing covenant will not be deemed breached as a result of the Employee’s passive ownership of less than an aggregate of 5% of any class of securities of any entity listed in Section 2(a)(i)(A); provided, however, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ.

(c)                                  If a final and non-appealable judicial determination is made that any of the provisions of this Section 2 constitutes an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of this Section 2 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction.  Moreover, notwithstanding the fact that any provision of this Section 2 is determined not to be enforceable in equity, the Company will nevertheless be entitled to recover monetary damages as a result of the Employee’s breach of such provision.

3.                                      INTENTIONALLY OMMITTED

4.                                      NONDISPARAGEMENT

While an employee of the Company, and for the one-year period following cessation of the Employee’s employment with the Company for any reason, the Employee shall not publicly or, in a manner that is intended to become public, make any statements, written or oral, which disparage or defame the goodwill or reputation of the Company, or its directors or senior officers.

5.                                      NOTIFICATION OF SUBSEQUENT EMPLOYER

The Employee hereby agrees that prior to accepting employment with any other person or entity during any period during which the Employee remains subject to any of the covenants set forth in Section 2, the Employee shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

6.                                      REMEDIES AND INJUNCTIVE RELIEF

The Employee acknowledges that a violation by the Employee of any of the covenants contained in Section 2, 3 or 4 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, the Employee agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 2, 3 or 4 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

7.                                      CONSIDERATION

In consideration for the Employee’s agreement to comply with this Agreement and covenants herein, the adequacy of which is hereby acknowledged by the Employee, the Company has offered the Employee continued employment with the Company and a severance agreement.

8.                                      MISCELLANEOUS

(a)                                  Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid, with written confirmation of receipt); (ii) sent by facsimile with written confirmation of transmission by the transmitting equipment, provided that a copy is sent by certified mail, return receipt requested; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, or individual as a party may designate by notice to the other parties):

(i)	if to the Company, to:

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854
Att: Peter J. Millones, Executive Vice President and General Counsel
Fax: 203-299-8915

(ii)	if to Employee, to Employee’s address on the books and records of the Company from time to time or such other addresses as the parties may have furnished to each other pursuant to the provisions of this Section.

(b)                                 Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the parties.

(c)                                  Construction.  In this Agreement, the word “including” indicates examples of a foregoing general statement and not a limitation on that general statement.  No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(d)                                 Assignments.  The Company may assign this Agreement or any of its rights and duties hereunder, without Employee’s consent, to any subsidiary or affiliate of the Company or any person or entity which acquires all or substantially all of the assets or business of the Company or any of the Company’s divisions.  This Agreement is personal to Employee and may not be assigned by Employee.  Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Employee’s heirs, executors, and administrators and the Company’s successors and permitted assigns.

(e)                                  Waiver.  The parties’ rights hereunder are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege hereunder will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law:  (i) no claim or right arising out of this Agreement can be discharged by a party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided herein.  The Employee will not assert that the Company’s failure or refusal to enforce or delay in enforcing against any of its other employees or former employees any agreement containing obligations identical or similar to those contained in this Agreement constitutes a waiver of the Company’s rights hereunder.

(f)                                    Governing Law; Jurisdiction; Service of Process.  This Agreement will be governed by and construed under the laws of Connecticut without regard to conflicts of laws principles that would require the application of any other law.  Any action or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Connecticut, County of Fairfield, or, if there is a basis for jurisdiction, in the United States District Court for Connecticut.  Each of the parties irrevocably submits to the jurisdiction of such courts in any such action or proceeding and waives any objection it may now or hereafter have to venue or convenience of forum.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(g)                                 Counterparts.  This Agreement may be executed in one or more counterparts.

The parties have executed this Agreement on the date first written above.

priceline.com Incorporated

By:	/s/ Robert J. Mylod Jr.
Robert J. Mylod Jr.
Its:	Chief Financial Officer

/s/ Daniel Finnegan
Daniel Finnegan